Exhibit 21.1

SunCoke Energy, Inc.

Subsidiaries of the Registrant

Company Name:	Inc. /Reg.
The Claymont Investment Company LLC	DE

SunCoke Technology and Development LLC	DE
—Sun Coke East Servicios de Coquelificaçäo Ltda. (1%)	Brazil

Sun Coke International, Inc.	DE
—Port Talbot Coke Company Limited	England
—Sun Coke East Servicios de Coquelificaçäo Ltda. (99%)	Brazil
—Sun Coke Europe Holding B.V.	Netherlands
——Sun Coke International Development S o2 O.D.W. (99%)	Poland
—Sun Coke International Development S o2 O.D.W. (1%)	Poland
—Sol Coqueria Tubarão Ltda. (<1.0%)	Brazil

Sun Coal & Coke LLC	IN
—Indiana Harbor Coke Corporation	DE
——Indiana Harbor Coke Company L.P. (84.2%)	DE
—Indiana Harbor Coke Company	DE
——Indiana Harbor Coke Company L.P. (1%)	DE
—Gateway Energy & Coke Company, LLC	DE
—Haverhill Coke Company LLC (35%)	DE
—Middletown Coke Company, LLC (35%)	DE
—SunCoke Energy South Shore, LLC	DE
—Elk River Minerals Corporation	VA
—Jewell Coke Acquisition Company	DE
——Jewell Coke Company, L.P. (2%)	DE
—SunCoke Energy Partners GP LLC	DE
——SunCoke Energy Partners, L.P. (2%)	DE
—SunCoke Energy Partners, L.P. (55.9%)	DE
——SunCoke Energy Partners Finance Corp.	DE
——Haverhill Coke Company LLC (65%)	DE
———Haverhill Cogeneration Company LLC	DE
——Middletown Coke Company, LLC (65%)	DE
———Middletown Cogeneration Company LLC	DE

Jewell Resources Corporation	VA
—Jewell Smokeless Coal Corporation	VA
—Jewell Coal & Coke Company, Inc.	VA
—Oakwood Red Ash Coal Corporation	VA
—Dominion Coal Corporation	VA
—Vansant Coal Corporation	VA
—Omega Mining, Inc.	VA
—Harold Keene Coal Co., Inc.	VA
——Energy Resources LLC	VA
—Jewell Coke Company, L.P. (98%)	DE